Exhibit 5

April 7, 2005

CPI Holdco, Inc.
811 Hansen Way
Palo Alto, California 94303

Re:	CPI Holdco, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We are counsel to CPI Holdco, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the proposed issuance by the Company of $80 million in aggregate principal amount of its new Floating Rate Senior Notes due 2015 (the “Exchange Notes”), in connection with the proposed exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of its outstanding Floating Rate Senior Notes due 2015 (the “Outstanding Notes” and, collectively with the Exchange Notes, the “Notes”).

The Outstanding Notes are, and, upon issuance, the Exchange Notes will be, governed by the Indenture (the “Indenture”), dated as of February 22, 2005, by and between the Company and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”).  This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.             The Registration Statement, in the form filed with the Commission;

2.             The Indenture, which governs the Notes; and

3.             The form of the Exchange Notes.

We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the absence of any undisclosed modifications, waivers or amendments to any agreements reviewed by us, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that (i) when the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) when the Exchange Notes have been duly authorized by the Company, and when the Exchange Notes are duly executed, issued and delivered by duly authorized officers of the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement, against surrender and cancellation of a like principal amount of Outstanding Notes, the Exchange Notes issued by the Company will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws and court decisions, now or hereafter in effect, relating to or affecting creditors’ rights generally.  The enforceability of the Exchange Notes is or will be subject to the application of and may be limited by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).  Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate maturity of debt under certain circumstances including, without limitation, upon the occurrence of a default deemed immaterial, or might decline to order the Company to perform covenants.

Without limiting the paragraph above, certain of the provisions contained in the Exchange Notes may be limited or rendered unenforceable under applicable laws and judicial decisions including, without limitation, (i) waivers of notices, defenses, remedies or demands (or the delay or omission in enforcement thereof), (ii) exculpation clauses in favor of the Trustee, (iii) clauses providing for recovery of attorneys’ fees or other expenses of enforcement, (iv) provisions for late payment fees and additional interest after default, (v) liability limitations or liquidated damages, (vi) indemnification provisions, (vii) provisions appointing the Trustee or another agent as attorney-in-fact for various purposes, (viii) provisions that purport to establish evidentiary standards, (ix) provisions that provide that the Exchange Notes may be modified or waived only in writing, and (x) waivers of the right to a jury trial.

We observe that the Indenture and the Exchange Notes purport to be governed by the laws of the State of New York, and our opinion is accordingly limited to such laws.

We have relied on the Form T-1 and the certificates delivered by the Trustee as to the qualifications, authority, legal power and eligibility of the Trustee to act as trustee under the Indenture and to perform its duties in accordance with the terms of the Indenture.

This opinion is given in respect of the Exchange Notes only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein.  This opinion speaks only as of its date, and we affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to our attention after the date hereof.

This opinion is intended to be filed as an exhibit to the Registration Statement for the benefit of the holders of the Outstanding Notes who will be acquiring the Exchange Notes to be issued pursuant thereto and may not be otherwise used or relied upon and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.  However, we consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus and any amendments thereto.  In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Irell & Manella LLP

IRELL & MANELLA LLP